Exhibit 99.1

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2009

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

PART 1 – FINANCIAL INFORMATION

Item 1.	Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	October 31, 2009	January 31, 2009
ASSETS
Current Assets:
Cash	$42,136	$330
Net properties held for sale	—	3,068
Due from affiliates, net	3,786	1,523

Total current assets	45,922	4,921
Real Estate, Net:
Land	287,258	306,325
Buildings, net	537,352	577,178
Leasehold improvements, net	153,747	181,386

Total real estate, net	978,357	1,064,889
Restricted cash	—	112,775
Straight-line rent receivable from affiliates	61,680	52,052
Debt issuance costs	21,960	10,233
Other assets	356	507

	$1,108,275	$1,245,377

LIABILITIES AND MEMBER’S CAPITAL (DEFICIT)
Current Liabilities:
Accrued interest and other current liabilities	$31,859	$3,868
Current portion of long-term debt	—	65,000
Deferred third party rent liabilities	887	897
Deferred related party revenue	—	14,181

Total current liabilities	32,746	83,946
Long-term debt	925,931	1,235,000
Deferred third party rent liabilities	89,624	93,675
Other non-current liabilities	28	28

Member’s capital (deficit)	59,946	(167,272)

	$1,108,275	$1,245,377

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In thousands)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Rental revenues:
Base rents	$61,381	$54,758	$173,121	$164,878
Tenant reimbursements	10,587	9,905	32,189	29,722

Total revenues	71,968	64,663	205,310	194,600
Depreciation and amortization	7,702	8,881	27,627	28,656
Rental expense	11,919	11,841	35,795	35,434
Common area maintenance expenses	10,587	9,905	32,189	29,722
Other operating expenses	1,608	1,869	5,055	4,577

Total operating expenses	31,816	32,496	100,666	98,389

Operating earnings	40,152	32,167	104,644	96,211
Interest expense	26,493	19,072	61,735	55,974

Earnings from continuing operations before discontinued operations	13,659	13,095	42,909	40,237
Earnings from discontinued operations	—	1,760	3,621	3,793

Net earnings	$13,659	$14,855	$46,530	$44,030

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	39 weeks ended
(In thousands)	October 31, 2009	November 1, 2008
Cash Flows from Operating Activities:
Net earnings	$46,530	$44,030
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,885	32,487
Amortization and write-off of debt issuance costs	11,109	2,849
Other non-cash charges	641	357
Changes in operating assets and liabilities:
Accrued interest and other current liabilities	27,990	7,149
Due from affiliates, net	(2,263)	2,744
Straight-line rent receivable from affiliates and deferred third party rent liabilities	(11,547)	(8,174)
Deferred related party revenue	(14,181)	505

Net cash provided by operating activities	87,164	81,947

Cash Flows from Investing Activities:
Sales of net assets to affiliates at carrying values	58,723	—
Decrease (increase) in restricted cash	112,775	(14,205)

Net cash provided by (used in) investing activities	171,498	(14,205)

Cash Flows from Financing Activities:
Long-term debt borrowings	925,291	—
Long-term debt repayments	(1,300,000)	—
Amounts received in excess of carrying values of net assets sold	65,710	—
Capital contributions	141,920	—
Distributions	(26,942)	(67,650)
Capitalized debt issuance fees	(22,835)	—

Net cash used in financing activities	(216,856)	(67,650)

Cash and Cash equivalents:
Net increase during period	41,806	92
Cash and cash equivalents at beginning of period	330	184

Cash and cash equivalents at end of period	$42,136	$276

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL (DEFICIT)

(Unaudited)

(In thousands)	Member’s Capital (Deficit)	Accumulated Other Comprehensive Loss	Total Member’s Capital (Deficit)
Balance, February 2, 2008	$(129,119)	$(584)	$(129,703)
Net earnings for the period	44,030	—	44,030
Reclassification of unrealized losses on hedged transactions	—	357	357

Total comprehensive income			44,387
Distributions	(67,650)	—	(67,650)

Balance, November 1, 2008	$(152,739)	$(227)	$(152,966)

Balance, January 31, 2009	$(167,272)	$—	$(167,272)
Net earnings for the period	46,530	—	46,530

Total comprehensive income			46,530
Capital contributions	141,920	—	141,920
Amounts received in excess of carrying values of net assets sold	65,710		65,710
Distributions	(26,942)	—	(26,942)

Balance, October 31, 2009	$59,946	$—	$59,946

See Notes to Condensed Consolidated Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC (formerly known as TRU 2005 RE Holding Co. I, LLC) and its subsidiaries, except as expressly indicated or unless the context otherwise requires. We generate revenues, earnings and cash flows by leasing or subleasing properties primarily to our affiliate, Toys “R” Us – Delaware, Inc. (“Toys-Delaware”). The Condensed Consolidated Balance Sheets as of October 31, 2009 and January 31, 2009, the Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008, the Condensed Consolidated Statements of Cash Flows for the thirty-nine weeks ended October 31, 2009 and November 1, 2008, and the Condensed Consolidated Statements of Changes in Member’s Capital (Deficit) for the thirty-nine weeks ended October 31, 2009 and November 1, 2008, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the Condensed Consolidated Financial Statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates, and assumptions that impact the Condensed Consolidated Financial Statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008. The Condensed Consolidated Balance Sheet at January 31, 2009, presented herein, has been derived from our audited balance sheet for the fiscal year ended January 31, 2009, but does not include all disclosures required by GAAP. These Condensed Consolidated Financial Statements should be read in conjunction with our Consolidated Financial Statements and footnotes for the fiscal year ended January 31, 2009. The results of operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 are not necessarily indicative of operating results of the full year.

In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC, in addition to the other forms of standards. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Subsequent events

We have performed an evaluation of subsequent events through December 15, 2009, the date these Condensed Consolidated Financial Statements were issued.

2. Real estate, net

(In thousands)	October 31, 2009	January 31, 2009
Land	$287,258	$306,325
Buildings	765,267	807,857
Leasehold improvements	419,873	450,499

	1,472,398	1,564,681
Less: accumulated depreciation and amortization	(494,041)	(499,792)

Total	$978,357	$1,064,889

Net properties held for sale

The following assets are classified as held for sale:

(In thousands)	January 31, 2009
Land	$2,708
Buildings	965
Leasehold improvements	399

4,072
Less: accumulated depreciation and amortization	(1,004)

Total	$3,068

3. Leases

Our operations consist of leasing or subleasing properties primarily to our affiliate, Toys-Delaware under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with Toys-Delaware under which the previous master lease agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029, except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. In addition, we sold 11 owned properties, including properties classified as held for sale, and transferred the leasehold interests in 14 leased properties (collectively, the “Transferred Properties”) to Toys-Delaware. The Transferred Properties were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease. Effective July 9, 2009, base rents under the TRU Propco I Master Lease increased by approximately 10.38% for all of the remaining properties subject to the TRU Propco I Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024.

In addition to base rents, the TRU Propco I Master Lease typically provides for tenant reimbursements of specific property operating expenses and real estate taxes. Pursuant to the TRU Propco I Master Lease, we are also entitled to certain third party sublease payments that are collected by Toys-Delaware on our retail properties.

Future base rents to be received by us under the TRU Propco I Master Lease as of October 31, 2009 are disclosed in the table below, which reflects the exclusion of the Transferred Properties and the impact of the amendment and restatement of the TRU Propco I Master Lease referred to above:

(In thousands)	Future Related Party Base Rents	Future Third Party Base Rents	Total Future Base Rents
Remainder of fiscal 2009	$54,037	$1,030	$55,067
Fiscal 2010	214,749	3,917	218,666
Fiscal 2011	203,647	3,295	206,942
Fiscal 2012	188,047	2,669	190,716
Fiscal 2013	173,452	2,161	175,613
Fiscal 2014 and subsequent	2,222,006	4,599	2,226,605

Total	$3,055,938	$17,671	$3,073,609

4. Discontinued Operations

On July 9, 2009, the Company sold the Transferred Properties to Toys-Delaware for approximately $124 million. The carrying amount of the net assets transferred was approximately $59 million. The difference between the cash received and the net assets transferred amounted to approximately $65 million and was included in Capital contributions in the Condensed Consolidated Statements of Changes in Member’s Capital (Deficit) for the thirty-nine weeks ended October 31, 2009. The Company has reported the operating results for the Transferred Properties as Earnings from discontinued operations in its Condensed Consolidated Statements of Operations for all periods presented.

The following is a summary of the assets and liabilities of the discontinued operations as of the disposal date:

(In thousands)	July 9, 2009
Land	$21,775
Buildings	44,517
Leasehold improvements	29,689

95,981
Less: accumulated depreciation and amortization	(35,267)

Subtotal	60,714
Straight-line rent receivables	5,192

Total assets	$65,906

Deferred third party rent liabilities	$7,183

Net assets transferred	$58,723

The operating results of discontinued operations through July 9, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Condensed Consolidated Statements of Operations. These amounts have been summarized for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 as follows:

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Total revenues	$—	$5,898	$10,554	$17,797

Earnings from discontinued operations	$—	$1,760	$3,621	$3,793

5. Long-term debt

Senior Notes, due 2017 ($926 million at October 31, 2009)

On July 9, 2009, we completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes were issued at a discount of approximately $25 million which resulted in the receipt of proceeds of approximately $925 million. We used the proceeds of approximately $925 million from the offering of the Notes, together with $138 million of cash contributions from Toys “R” Us, Inc., proceeds of $124 million from the sale of the Transferred Properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and will be deferred and expensed over the life of the Notes. As a result of the repayment of our unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. The Notes are solely the obligation of the Company and its subsidiaries (the “Guarantors”) and are not guaranteed by Toys “R” Us, Inc. or Toys-Delaware.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict the ability of the Company and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or the Company, we will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

As of October 31, 2009 and January 31, 2009, the carrying value of our debt was $926 million and $1,300 million, respectively, with fair values of $1,028 million and $618 million, respectively. The fair values were estimated using pertinent information available to management as of the end of the respective periods.

6. Derivative instruments and hedging activities

Under the terms of our unsecured credit agreement associated with the loan which was repaid on July 9, 2009, we were required to maintain a 7.5% interest rate cap for the full outstanding principal balance. The cap has no value and expired on December 9, 2009.

7. Fair value measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Derivative Financial Instruments

We used derivative financial arrangements to manage interest rate risk associated with our senior unsecured credit agreement that was repaid on July 9, 2009. The valuation of these instruments was determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. As of October 31, 2009, the adoption of ASC 820 did not have an impact on our Condensed Consolidated Financial Statements.

8. Member’s capital (deficit)

Wayne Real Estate Holdings (our “Parent”) is the direct owner of 100% of the limited liability company interest in us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to our Parent Company. During the thirty-nine weeks ended October 31, 2009 and November 1, 2008, we made cash distributions of approximately $27 million and $68 million, respectively, in dividends and return of capital.

9. Related party transactions

Rental Revenues

Our rental revenue is derived from payments received under the TRU Propco I Master Lease we have entered into with Toys - Delaware. The TRU Propco I Master Lease provides for Toys - Delaware to reimburse us for property related costs including, among others, real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys - Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended October 31, 2009 and November 1, 2008, we earned related party Base rent revenues of approximately $61 million and $54 million, respectively. During the thirty-nine weeks ended October 31, 2009 and November 1, 2008, we earned related party Base rent revenues of approximately $170 million and $161 million, respectively. In addition, during the thirteen weeks ended October 31, 2009 and November 1, 2008, we recorded Tenant reimbursements of approximately $11 million and $10 million, respectively and during the thirty-nine weeks ended October 31, 2009 and November 1, 2008, we recorded Tenant reimbursements of approximately $32 million and $30 million, respectively, under our leasing arrangements with Toys - Delaware.

Management Service Fees

Toys - Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to Parent, other affiliates and us under a Domestic Service Agreement (“Service Agreement”). The costs are based on a formula for each affiliate, as defined in the Service Agreement. During the thirteen weeks ended October 31, 2009 and November 1, 2008, the amount charged to us for these services was $1 million and $2 million, respectively. During the thirty-nine weeks ended October 31, 2009 and November 1, 2008, the amount charged to us for these services was $4 million and $4 million, respectively.

Transactions with the Sponsors

From time to time, the Sponsors or their affiliates may acquire our debt in open market transactions or through loan syndications. Through July 9, 2009, the Sponsors had held debt issued by the Company. As a result of the completion of the offering of the Notes on July 9, 2009, the Sponsors and their affiliates no longer own a portion of such debt. Therefore, no interest amounts were paid to the Sponsors during the thirteen weeks ended October 31, 2009. The interest amounts paid on such debt held by related parties for the thirteen weeks ended November 1, 2008 was $1 million. The interest amounts paid on such debt held by related parties for the thirty-nine weeks ended October 31, 2009 and November 1, 2008 was $2 million and $3 million, respectively.

10. Due from affiliates, net

As of October 31, 2009 and January 31, 2009, Due from affiliates, net of approximately $4 million and $2 million, respectively, primarily represents base rents owed to us from Toys - Delaware.

11. Recent accounting pronouncements

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. We are currently assessing the impact that ASU 2009-05 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”), which has not yet been incorporated into the Codification. SFAS 167 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 167 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”), which has not yet been incorporated into the Codification. SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 166 will have on our Condensed Consolidated Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This section should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Executive Overview

We are a special purpose entity owned indirectly by Toys “R” Us, Inc. (“TRU”). Certain of our wholly-owned special purpose subsidiaries own fee and leasehold interests in properties in the United States. We lease properties on a triple-net basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of TRU’s North American businesses.

Results of Operations

Net Earnings

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Net earnings	$13,659	$14,855	$(1,196)	(8.1)%	$46,530	$44,030	$2,500	5.7%

We generated Net earnings of $13.7 million for the thirteen weeks ended October 31, 2009 compared with $14.9 million for the thirteen weeks ended November 1, 2008. Net earnings decreased primarily due to an increase in Interest expense and a decrease in Earnings from discontinued operations, partially offset by higher Base rents.

We generated Net earnings of $46.5 million for the thirty-nine weeks ended October 31, 2009 compared with $44.0 million for the thirty-nine weeks ended November 1, 2008. Net earnings increased primarily due to increases in Base rents, partially offset by increases in Interest expense and Operating expenses.

Total Revenues

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Total revenues	$71,968	$64,663	$7,305	11.3%	$205,310	$194,600	$10,710	5.5%

Total revenues increased by $7.3 million, or 11.3%, to $72.0 million for the thirteen weeks ended October 31, 2009 compared with $64.7 million for the thirteen weeks ended November 1, 2008, and increased by $10.7 million, or 5.5%, to $205.3 million for the thirty-nine weeks ended October 31, 2009 compared with $194.6 million for the thirty-nine weeks ended November 1, 2008. The increases for both periods are due to the increase in Base rents as a result of our amendment and restatement of our Master Lease Agreement (the “TRU Propco I Master Lease”). See Note 3 entitled “Leases” for a description of the amendment and restatement of the TRU Propco I Master Lease Agreement.

Depreciation and Amortization

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Depreciation and amortization	$7,702	$8,881	$(1,179)	(13.3)%	$27,627	$28,656	$(1,029)	(3.6)%

Depreciation and amortization decreased by $1.2 million, or 13.3%, to $7.7 million for the thirteen weeks ended October 31, 2009 compared with $8.9 million for the thirteen weeks ended November 1, 2008 and decreased by $1.0 million, or 3.6%, to $27.6 million for the thirty-nine weeks ended October 31, 2009 compared with $28.7 million for the thirty-nine weeks ended November 1, 2008. The decrease for the thirteen and thirty-nine weeks is primarily due to the acceleration of depreciation in the prior year period related to assets written-off in connection with property renovations.

Rental Expense

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Rental expense	$11,919	$11,841	$78	0.7%	$35,795	$35,434	$361	1.0%

Rental expense increased by $0.1 million, or 0.7%, to $11.9 million for the thirteen weeks ended October 31, 2009 compared with $11.8 million for the thirteen weeks ended November 1, 2008, and increased by $0.4 million, or 1.0%, to $35.8 million for the thirty-nine weeks ended October 31, 2009 compared with $35.4 million for the thirty-nine weeks ended November 1, 2008. These expenses are fully reimbursed by our tenant under the TRU Propco I Master Lease, which reimbursement is reflected in Total revenues.

Common Area Maintenance Expenses

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Common area maintenance expenses	$10,587	$9,905	$682	6.9%	$32,189	$29,722	$2,467	8.3%

Common area maintenance expenses increased by $0.7 million, or 6.9%, to $10.6 million for the thirteen weeks ended October 31, 2009 compared with $9.9 million for the thirteen weeks ended November 1, 2008, and increased by $2.5 million, or 8.3%, to $32.2 million for the thirty-nine weeks ended October 31, 2009 compared with $29.7 million for the thirty-nine weeks ended November 1, 2008. The increases for both periods were primarily due to increased charges from our third party landlords for maintaining common areas shared with other tenants, and increased real estate taxes. These expenses are fully reimbursed by our tenant under the TRU Propco I Master Lease, which reimbursement is reflected in Total revenues.

Other Operating Expenses

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Other operating expenses	$1,608	$1,869	$(261)	(14.0)%	$5,055	$4,577	$478	10.4%

Other operating expenses decreased by $0.3 million, or 14.0%, to $1.6 million for the thirteen weeks ended October 31, 2009 compared with $1.9 million for the thirteen weeks ended November 1, 2008, and increased by $0.5 million, or 10.4%, to $5.1 million for the thirty-nine weeks ended October 31, 2009 compared with $4.6 million for the thirty-nine weeks ended November 1, 2008. The increase for the thirty-nine weeks ended October 31, 2009 was primarily due to fees incurred in connection with the issuance of our 10.75% senior notes due 2017 (the “Notes”) and repayment of our unsecured credit agreement on July 9, 2009. See Note 1 entitled “Basis of presentation” and Note 5 entitled “Long-term debt” to the Condensed Consolidated Financial Statements for further details.

Interest Expense

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Interest expense	$26,493	$19,072	$7,421	38.9%	$61,735	$55,974	$5,761	10.3%

Interest expense increased by $7.4 million, or 38.9%, to $26.5 million for the thirteen weeks ended October 31, 2009 compared with $19.1 million for the thirteen weeks ended November 1, 2008. The increase in interest expense was primarily due to higher average interest rates related to the Notes which were issued on July 9, 2009 partially offset by lower average debt balances.

Interest expense increased by $5.8 million, or 10.3%, to $61.7 million for the thirty-nine weeks ended October 31, 2009 compared with $56.0 million for the thirty-nine weeks ended November 1, 2008, primarily due to the write-off of $7.9 million of deferred financing costs associated with the repayment of the loan balance under our senior unsecured credit agreement, partially offset by lower average debt balances.

Interest expense will increase in the future due to the issuance of the $950 million of 10.75% Senior Notes by the Company on July 9, 2009 and the repayment of approximately $1.3 billion under our senior unsecured credit agreement which bore an interest rate of either 3.00% plus LIBOR or 2.00% plus the higher of (i) 0.50% in excess of the overnight Federal funds rate and (ii) the prime lending rate.

See Note 5 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for a description of the refinancing of our debt in the current year.

Discontinued Operations

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Earnings from discontinued operations.	$—	$1,760	$(1,760)	(100.0)%	$3,621	$3,793	$(172)	(4.5)%

We did not have any discontinued operations during the thirteen weeks ended October 31, 2009 due to the sale of discontinued operations on July 9, 2009.

Earnings from discontinued operations decreased by $0.2 million, or 4.5%, to $3.6 million for the thirty-nine weeks ended October 31, 2009 compared with $3.8 million for the thirty-nine weeks ended November 1, 2008. The decrease is primarily due to the operations of the 11 sold properties and the 14 transferred properties (collectively, the “Transferred Properties”) being included in our operating results for the full thirty-nine weeks in the prior year period, while the Transferred Properties were no longer included in the current year operating results after July 9, 2009.

Liquidity and Capital Resources

Overview

As of October 31, 2009 and January 31, 2009, we were in compliance with all of our covenants related to our debt instruments.

In general, our primary uses of cash are servicing debt, distributing dividends and returns of capital to our parent company subject to limitations in our debt instruments, and paying rent and other expenses on our real property. Our largest source of operating cash flows is cash collections from our lessees. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows for the Thirty-nine Weeks Ended October 31, 2009 and November 1, 2008

	39 Weeks Ended
(In thousands)	October 31, 2009	November 1, 2008	$ Change
Net cash provided by operating activities	$87,164	$81,947	$5,217
Net cash provided by (used in) investing activities	171,498	(14,205)	185,703
Net cash used in financing activities	(216,856)	(67,650)	(149,206)

Net increase during period in cash and cash equivalents	$41,806	$92	$41,714

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the thirty-nine weeks ended October 31, 2009 was $87.2 million, an increase of $5.2 million compared with the prior year period. The increase in cash provided by operating activities was primarily due to lower interest payments due to timing of payments from monthly to semi-annually and lower average interest rates in the current year period prior to July 9, 2009, partially offset by less rental payments received in the current year period as the amendment and restatement of the TRU Propco I Master Lease on July 9, 2009 changed the payment due date to the first of each month.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities for the thirty-nine weeks ended October 31, 2009 was $171.5 million, an increase of $185.7 million compared with the prior year period. The increase in net cash provided by investing activities was due to the release of restricted cash as a result of the repayment of the outstanding loan balance under our unsecured credit agreement and $58.7 million of proceeds received from the sale of Transferred Properties equal to their historical cost (see Note 3 to the Condensed Consolidated Financial Statements entitled “Leases” for further description).

Cash Flows Used in Financing Activities

Net cash used in financing activities was $216.9 million for the thirty-nine weeks ended October 31, 2009, an increase of $149.2 million compared with the prior period. The increase in net cash used in financing activities was primarily due to the repayment of $1.3 billion under our senior unsecured credit agreement, partially offset by the proceeds of $925 million received from the offering of our senior unsecured 10.75% Notes (see Note 5 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details), Capital contributions of $141.9 million, and Amounts received in excess of carrying values of the Transferred Properties of $65.7 million.

Debt

During the thirty-nine weeks ended October 31, 2009, we made the following change to our debt structure:

Senior Notes, due 2017 ($926 million at October 31, 2009)

On July 9, 2009, we completed the offering of the Notes. The Notes were issued at a discount of approximately $25 million which resulted in the receipt of proceeds of approximately $925 million. We used the proceeds of approximately $925 million from the offering of the Notes, together with $138 million of cash contributions from TRU, proceeds of $124 million from the sale of 11 owned properties and transfer of the underlying leases on 14 leased properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and will be deferred and expensed over the life of the Notes. As a result of the repayment of the unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. The Notes are solely the obligation of the Company and its subsidiaries (the “Guarantors”) and are not guaranteed by TRU or Toys-Delaware.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict the ability of the Company and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to TRU or the Company, we will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the Notes and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to the maximum increase of 0.50%.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, and operating leases related to real estate used in the operation of our business. The following table summarizes our contractual obligations associated with our long-term debt and other obligations as of October 31, 2009:

	Payments Due By Period
(In thousands)	Remainder of Fiscal 2009	Fiscals 2010 & 2011	Fiscals 2012 & 2013	Fiscals 2014 and thereafter	Total
Net operating lease obligations	$10,804	$81,526	$60,134	$79,006	$231,470
Long-term debt	—	—	—	950,000	950,000
Interest payments	52,765	204,250	204,250	357,438	818,703

Total contractual obligations	$63,569	$285,776	$264,384	$1,386,444	$2,000,173

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting

Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. As of August 2, 2009, we have implemented the ASC structure required by FASB and any references to guidance issued by the FASB in this Form 8-K are to the ASC, in addition to the other forms of standards.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements.

Fair Value Measurements

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FASB Staff Position (“FSP SFAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” With the exception of FSP SFAS 157-1, which has not yet been incorporated into the Codification, the FSP SFASs discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. Refer to Note 7 to the Condensed Consolidated Financial Statements entitled “Fair Value Measurements” for further details.

Recent Accounting Pronouncements

Refer to Note 1 entitled “Basis of presentation” and Note 11 entitled “Recent accounting pronouncements” to the Condensed Consolidated Financial Statements for a discussion of recent accounting pronouncements and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial levels of indebtedness and related debt service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.